Exhibit 99.1

FOR IMMEDIATE RELEASE Friday, August 17, 2007	SYMBOL: LANC TRADED: Nasdaq
LANCASTER COLONY REPORTS FISCAL YEAR, FOURTH QUARTER RESULTS
     COLUMBUS, Ohio, Aug. 17 — Lancaster Colony Corporation (Nasdaq: LANC) today reported these highlights for the fiscal year ended June 30, 2007:
•	Net sales increased two percent to $1.09 billion versus $1.07 billion last year.
•	Income from continuing operations was $64,681,000, compared to $84,421,000 earned in the preceding fiscal year. Fiscal 2007 results included a $0.7 million pretax distribution (one cent per share after taxes) received under the Continued Dumping and Subsidy Offset Act (CDSOA). In fiscal 2006, the pretax CDSOA distribution was $11.4 million (22 cents per share after taxes). The latest year’s results from continuing operations included pretax restructuring and impairment charges of approximately $3.5 million (seven cents per share after taxes), including $1.4 million recorded in cost of sales for the write-down of inventories. Diluted earnings per share from continuing operations were $2.05 compared to $2.52 a year ago.
•	Net income totaled $45,684,000, or $1.45 per diluted share, after a loss from discontinued operations of $18,997,000, or $.60 per diluted share, which included a net loss of $15,120,000 on the sale of certain automotive operations. In the prior year, net income totaled $82,954,000, or $2.48 per diluted share, including a loss from discontinued operations of $1,467,000 or four cents per diluted share.
•	The cash dividend was increased for the 44th consecutive year, and 1.6 million shares were repurchased at a cost of $65.9 million.
•	The company’s balance sheet remains strong with year-end debt totaling just over $42 million, or approximately nine percent of total capitalization. The current capital structure provides flexibility to support growth of shareholder value through internal reinvestment, business acquisitions, share repurchases and dividends.
Fourth Quarter Results
     Highlights of the fourth quarter ended June 30, 2007 included the following:
•	Net sales increased three percent to $271 million versus $264 million in the fourth quarter last year.
•	Specialty Foods sales increased three percent to $185.6 million, reflecting increases in both retail and foodservice sales. Marshall Biscuit, acquired one month before the fiscal year end, contributed less than one percent of segment sales. Operating income declined to $24.5 million compared to $34.3 million a year ago primarily due to higher material costs, as well as additional trade promotional support of selected frozen products, costs associated with new plant operations and a less favorable sales mix.
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•	In nonfood businesses, sales of the Glassware and Candles segment declined two percent to $41.8 million. Operating income totaled $1.6 million compared to $0.6 million in the prior year fourth quarter. A better sales mix, a $1.0 million bad debt recovery, somewhat higher pricing and solid operational performance offset the lower sales volume, persistently high wax costs and over $1.1 million in glass facility closing costs. Automotive segment sales increased seven percent to $43.7 million, reflecting higher volumes of aluminum accessories for original equipment manufacturers. Operating income for this segment totaled $1.0 million, down from $1.6 million a year ago, primarily due to higher material costs.
•	Income from continuing operations totaled $16,236,000 and reflected pretax restructuring charges of approximately $1.1 million (two cents per share after taxes). The 2006 fourth quarter income from continuing operations was $23,167,000, including a favorable pretax adjustment of approximately $1.0 million (two cents per share after taxes) from the annual actuarial review of the company’s self-insured workers’ compensation. Diluted earnings per share from continuing operations were 52 cents compared to 71 cents a year ago.
•	Net income totaled $575,000, or two cents per diluted share, after a loss from discontinued operations of $15,661,000, or 50 cents per diluted share, which included the $15,859,000 loss on the sale of automotive operations. In the fourth quarter a year ago, net income totaled $22,904,000, or 70 cents per diluted share, including a loss from discontinued operations of $263,000 or one cent per diluted share.
     Chairman and CEO John B. Gerlach, Jr. said, “After a strong fourth quarter a year ago, our food group faced sharply escalating raw-material costs, while certain retail pricing increases were implemented after July 1. Our review of strategic alternatives for nonfood businesses continued as we divested additional automotive operations and moved forward with the process of closing our industrial glass operation.”
Fiscal 2007 Commentary
     Characterizing fiscal 2007 as a “year of progress as we proceeded with our strategy to focus primarily on growing our food business,” Mr. Gerlach cited a number of key investments and accomplishments during the past year:
•	Increased Specialty Foods sales,
•	The successful ramp-up of the Specialty Foods segment’s large, new greenfield manufacturing facility,
•	The Marshall Biscuit acquisition,
•	The implementation of a more structured new product development process for retail food products,
•	Improved Glassware and Candles operating results, and
•	The sale or planned closing of the most challenged nonfood operations.
     Mr. Gerlach said, “These successes are somewhat masked in the full-year results as we received a smaller CDSOA remittance, encountered substantially higher material costs across all three segments, experienced weakness in produce-related food products as a result of last fall’s consumer concerns over produce safety, and incurred charges and other costs associated with our divestitures and plant closing. For the full year, we estimate that the increase in our costs for the more volatile raw materials exceeded $15 million.”
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Fiscal 2008 Commentary
     Mr. Gerlach continued, “As we enter fiscal 2008, we continue to place strong emphasis on product development in all our operations and expect to benefit from a number of other initiatives as the year progresses. Within our Specialty Foods segment, we have implemented various retail price increases during the first quarter of fiscal 2008 with the expectation that this should help mitigate the higher costs we are experiencing. The Marshall Biscuit acquisition offers exciting product development opportunities, and fiscal 2007’s nonfood divestitures and plant closing initiative should improve overall focus and cash flows. Challenges include rising raw-material and energy costs, start-up costs at our new frozen yeast roll facility that has just begun production and continuing competitive market conditions.”
     He concluded, “As originally announced late in fiscal 2006, we continue to explore strategic alternatives for our nonfood businesses with the assistance of outside financial advisors. Despite challenging conditions in the automotive sector, we successfully addressed our poorest performing operations by the end of fiscal 2007. Together, the operations sold or being closed had annual sales in excess of $100 million, and the remaining nonfood operations are generally showing improved operational performance.”
     “These efforts, which we intend to complete within the next six to twelve months, will have facilitated the transformation of our company from one comprised primarily of nonfood operations 10 years ago to a company predominantly focused on more stable, well-positioned specialty foods, including many with strong and recognizable brands.”
Conference Call on the Web
     The company’s fourth quarter conference call is scheduled for this morning, August 17, at 10:00 a.m. ET. You may access the call through a live webcast by using the link provided on the company’s Internet home page at www.lancastercolony.com. Replays of the webcast will be made available on the company website.
About the Company
     Lancaster Colony Corporation is a diversified manufacturer and marketer of consumer products including specialty foods for the retail and foodservice markets; glassware and candles for the retail, floral and foodservice markets; and automotive products for the original equipment market and aftermarket.
Forward-Looking Statements
     We desire to take advantage of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 (the “PSLRA”). This news release contains various “forward—looking statements” within the meaning of the PSLRA and other applicable securities laws. Such statements can be identified by the use of the forward-looking words “anticipate,” “estimate,” “project,” “believe,” “intend,” “plan,” “expect,” “hope” or similar words. These statements discuss future expectations; contain projections regarding future developments, operations or financial conditions; or state other forward-looking information. Such statements are based upon assumptions and assessments made by us in light of our experience and perception of historical trends, current conditions, expected future developments; and other factors we believe to be appropriate. These forward-looking statements involve various important risks, uncertainties and other factors that could cause our actual results to differ materially from those expressed in the forward-looking statements. Actual results may differ as a result of factors over which we have no, or limited, control including the strength of the economy, slower than anticipated sales growth, the extent of operational efficiencies achieved, the success of new product introductions, price and product competition, and increases in energy and raw-material costs. Management believes these
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forward-looking statements to be reasonable; however, undue reliance should not be placed on such statements that are based on current expectations. We undertake no obligation to update such forward-looking statements. Specific influences relating to forward-looking statements are numerous, including the uncertainty regarding the effect or outcome of our decision to explore strategic alternatives among our nonfood operations. More detailed statements regarding significant events that could affect our financial results are included in our annual report on Form 10-K as filed with the Securities and Exchange Commission.
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FOR FURTHER INFORMATION:	John B. Gerlach, Jr., Chairman and CEO, or
John L. Boylan, Vice President, Treasurer and CFO
Lancaster Colony Corporation
Phone: 614/224-7141
—or—
Investor Relations Consultants, Inc.
Phone: 727/781-5577 or E-mail: lanc@mindspring.com

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LANCASTER COLONY CORPORATION
CONSOLIDATED STATEMENTS OF INCOME (b)
(In thousands except per-share amounts)

	Three Months Ended		Fiscal Year Ended
	June 30,		June 30,
	2007	2006	2007	2006
Net sales	$271,074	$264,297	$1,091,162	$1,073,585
Cost of sales	222,791	207,604	897,602	868,124

Gross margin	48,283	56,693	193,560	205,461
Selling, general & administrative expenses	21,655	21,708	90,979	90,053
Restructuring and impairment charge	1,122	—	2,126	—

Operating income	25,506	34,985	100,455	115,408
Interest income and other — net	46	533	1,548	15,266

Income from continuing operations before income taxes	25,552	35,518	102,003	130,674
Taxes based on income	9,316	12,351	37,322	46,253

Income from continuing operations	16,236	23,167	64,681	84,421
Income (loss) from discontinued operations	198	(263)	(3,877)	(1,467)
Loss on sale of discontinued operations	(15,859)	—	(15,120)	—

Total discontinued operations, net of tax	(15,661)	(263)	(18,997)	(1,467)

Net income	$575	$22,904	$45,684	$82,954

Net income (loss) per common share:(a)

Continuing operations — basic and diluted	$.52	$.71	$2.05	$2.52

Discontinued operations — basic and diluted	$(.50)	$(.01)	$(.60)	$(.04)

Net income — basic and diluted	$.02	$.70	$1.45	$2.48

Cash dividends per common share	$.27	$.26	$1.07	$3.03

Weighted average common shares outstanding:
Basic	31,120	32,613	31,576	33,471
Diluted	31,147	32,626	31,603	33,502
(a)	Based on the weighted average number of shares outstanding during each period.

(b)	Certain automotive operations sold in the year ended June 30, 2007 have been reflected as discontinued operations in all periods presented.
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LANCASTER COLONY CORPORATION
BUSINESS SEGMENT INFORMATION (b)
(In thousands)

	Three Months Ended		Fiscal Year Ended
	June 30,		June 30,
	2007	2006	2007	2006
NET SALES
Specialty Foods	$185,564	$180,757	$728,657	$708,029
Glassware and Candles	41,828	42,541	217,153	216,542
Automotive	43,682	40,999	145,352	149,014

	$271,074	$264,297	$1,091,162	$1,073,585

OPERATING INCOME
Specialty Foods	$24,521	$34,276	$101,518	$113,796
Glassware and Candles	1,603	580	5,712	3,614
Automotive	970	1,575	545	4,926
Corporate expenses	(1,588)	(1,446)	(7,320)	(6,928)

	$25,506	$34,985	$100,455	$115,408

LANCASTER COLONY CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS (b)
(In thousands)

	June 30,	June 30,
	2007	2006
ASSETS
Current assets:
Cash, cash equivalents and short-term investments	$8,318	$41,815
Receivables — net of allowance for doubtful accounts	92,635	91,525
Total inventories	149,717	148,739
Deferred income taxes and other current assets	28,241	24,937
Current assets of discontinued operations	—	31,767

Total current assets	278,911	338,783
Net property, plant and equipment	208,431	178,351
Other assets	111,155	101,514
Noncurrent assets of discontinued operations	—	9,373

Total assets	$598,497	$628,021

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Short term bank loans	$42,500	$—
Accounts payable	48,423	43,193
Accrued liabilities	50,867	52,791
Current liabilities of discontinued operations	—	7,516

Total current liabilities	141,790	103,500
Other noncurrent liabilities and deferred income taxes	12,398	30,100
Shareholders’ equity	444,309	494,421

Total liabilities and shareholders’ equity	$598,497	$628,021

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